SUBJECT COMPANY:

COMPANY CONFORMED NAME: GOLDFIELD
CORP
CENTRAL INDEX KEY: 0000042316
STANDARD INDUSTRIAL CLASSIFICATION:
WATER, SEWER, PIPELINE, COMM AND POWER
LINE CONSTRUCTION [1623]
IRS NUMBER: 880031580
STATE OF INCORPORATION: DE
FISCAL YEAR END: 1231

BUSINESS ADDRESS:
STREET 1: 100 RIALTO PL STE 500
CITY: MELBOURNE
STATE: FL
ZIP: 32901
BUSINESS PHONE: 4077241700

MAIL ADDRESS:
STREET 1:
100 RIALTO PLACE
STREET 2: SUITE 500
CITY: MEMBOURNE
STATE: FL
ZIP: 32901

FORMER COMPANY:
FORMER CONFORMED NAME: GOLDFIELD
CONSOLIDATED MINES CO
DATE OF NAME CHANGE: 19670628

FILED BY:

FILER DATA:
COMPANY CONFORMED NAME: eRaider.com Inc.
CENTRAL INDEX KEY: 000113228
STANDARD INDUSTRIAL CLASSIFICATION:

FILING VALUES:
FORM TYPE: DEFC14A

BUSINESS ADDRESS:
STREET 1: 372 Central Park West, 9M
CITY: New York
STATE: NY
ZIP: 10025
BUSINESS PHONE: 2128657023

MAIL ADDRESS:
STREET 1: PO Box 20170
STREET 2: Park West Station
CITY: New York
STATE: NY
ZIP: 10025

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SHAREHOLDER VALUE SLATE

My name is Aaron Brown. I am a finance professor and a Goldfield shareholder in for the long term. After extensive efforts to investigate why Goldfield cannot generate profits or growth, including an in-person visit and discussions with other long-term shareholders, I have decided to run for the board of directors, and to support other long-term shareholders for the board as well. I do not do this lightly, but extensive negotiations with management have failed to achieve acceptable results. The board of directors will not even answer my letters or meet with me. This letter is a request for your proxy to support the other shareholders and me.

I run a website devoted to shareholder activism, http://www.eRaider.com. I encourage you to come to the site to read extensive material about Goldfield. There is a message board for you to post your own opinions. You can also call me at (212) 865-7023, fax to (212) 865-7042 or write at PO BOX 20170, Park West Station, New York,
NY  10025.

It will not be news to you that the stock price of Goldfield has languished, spending more time in the 1990's under fifty cents than over it, and making no sustained upward movement in 32 years. At the beginning of 1969 it sold for $12.25 per share, recently it has been as low at $0.1875, although as of this writing it is $0.52. The company has careened from business to business, starting each with fanfare and promises to shareholders, investing money, then getting out a few years later by selling at a loss or discontinuing operations and writing down the assets. The most recent examples are fiber optic services and real estate development. Business success demands clear commitment to a core business, ruthless pruning of unnecessary assets and costs and discipline that starts from the board at the top and extends through every employee.

Even if the stock price does not go up, shareholders can make money from dividends. Unfortunately, Goldfield eliminated its common dividend during the Depression
(1933) and has never reinstated it. However, in 1972, the company issued preferred stock "to certain members of the board of directors, members of their families and to a company in which they have an interest" (the quote is from the company's own account of this security, I'm not making it up). 57 percent of the issue is owned by CEO and Chairman John Sottile personally. Although this represents less than 1.5 percent of the ownership, it gets 100 percent of the dividends Goldfield pays. This stock gets liquidation preference and controls the voting in certain situations. The company promised that the preferred stock would be retired
15 years after issue. That promise has not been kept and is now 14 years overdue.

If I am elected director, I will take a hard look at corporate overhead expense. My analysis of the financial statements leads me to believe that the operating businesses (Southeast Power and St. Cloud Mining) generate profits of about
$0.10 per share, averaged over the last five years. Earnings like that could support a stock value of $2.50 at the average price/earnings ratio of the S&P 500 (this is not a serious valuation analysis, Goldfield is not comparable to S&P500 companies, it's just intended to show how valuable a dime of earnings can be). Each of these operating companies has a full management team, Southeast Power in Titusville, Florida and St. Cloud Mining in Truth or Consequences,
New Mexico. Yet the company maintains a headquarters in the best office building in Melbourne, Florida, far from where the work is actually done. When those administrative costs are layered onto the operating companies, almost all the operating earnings are consumed.

The independent stock research service Morningstar turned up five comparable companies to Goldfield. All of them are much larger than Goldfield, and have had better recent performance. Some of them get higher grades from Morningstar for Growth and Profitability. Yet John Sottile makes by far the most money, salary plus bonus, of any of these CEO's.

  1999 Sales Morningstar Grades 1 Year
Ticker CEO Pay (million $) Growth Profitablity Return
GV John Sottile 369,556 25.7 C D -53.8
SWIM Stuart Neidus 209,295 202.0 B B 48.7
WMSI Frank Williams 217,829 47.6 B A- 20.7
DEVC Donald Smith 270,000 64.1 D D- -9.9
MVCO Bradley Larson 300,979 163.6 B C- -33.9
MTRX Bradley Vital 307,066 178.5 F C- 2.5

Essentially all of John Sottile's salary is guaranteed base salary, which he gets even if he is fired until December 31, 2009, with cost of living increases. The other CEO's got a lot of their pay through bonuses for good years. In addition to the 1999 salary listed above, Sottile was granted the right to buy 375,000 shares at $0.22 per share, $4,800 cash deferred compensation and $240,000 additional cash payments.

The chart below graphs CEO pay against company size as measured by total sales. The regression line shows the industry norm. You will notice two clear outliers, in the upper left is John Sottile, whose salary is much higher than the size of the company justifies, and in the lower left is Stuart Neidus, whose salary is much lower. The other
CEO's fall near the line.

[Graph]

Goldfield has two other CEO's. Robert Jones, head of Southeast Power, was paid $371,042 in salary and bonus, plus 125,000 stock options, $4,800 in cash deferred compensation and $90,000 in other payments. Patrick
Freeman, head of St. Cloud Mining, was paid $130,500 in salary and bonus, plus 125,000 stock options, $3,375 in cash deferred compensation and $90,000 in other payments. It's not at all clear to me how a company this size can afford that many CEO's at those salaries.

That doesn't mean that I'm running to slash Sottile's salary or to close down the Melbourne office or to fire anybody. I would never make judgments like that without considering all the facts, many of which are confidential. Rather than cutting costs, it may be possible to grow the business to fit the salaries. In any case, Sottile's salary is guaranteed by two contracts, there is nothing the board can do about it now, not even fire him. However, I do plan to scrutinize all costs closely and try to link pay to performance through voluntary renegotiation. If the company is to pay salaries and office expenses much higher than industry norms, I pledge to explain the reasons to shareholders. The current board has allowed corporate overhead expense to eat up almost the entire net income of the company, and preferred stock held by insiders and relatives to consume the entire dividend payment, without a word to shareholders about the reasons or what they are doing to address the problems.

Another area of concern is Goldfield's inability to stick to one business and do it well. The latest example is the foray into oceanfront condo development. The last time the company speculated in Florida real estate was a disaster.
They lent money to Fawn Lake housing development and ended up having to take back empty lots instead of cash.
Many of these lots have still not been sold. This time, Goldfield shareholders discovered in the third quarter 2000 report that the company had acquired three oceanfront lots for luxury condo development. Shareholders were not asked if they wanted the company in this new business, in which it has no expertise and which has driven many developers to bankruptcy; shareholders were not even told about it until long after the fact. It now appears that the company bought at the top of the market and will have to either scale back the projects or dispose of the properties at a loss. It's not the loss of money that's so bad, anyone can make a business mistake. It's the distraction from what should be management's main concern, growing the market for natural zeolites and expanding the construction business.

Once again, that doesn't mean I want to run the business myself. As a board member, I will consider seriously any new business proposal made by management. But I will insist on a clear strategic focus. Goldfield must decide what it's good at, then be the best at that. Just as important, Goldfield must decide what it can't be the best at, and dispose of those businesses or outsource those activities. Dilettantes do not succeed in business.

CANDIDATES FOR THE BOARD

All of us are long-term shareholders who have committed large amounts of money to this company. Two of us have been Goldfield investors for over a quarter century.
Between us we have the expertise and experience to challenge management to deliver the best possible performance in all of Goldfield's businesses, and the contacts to help those businesses grow. We are a lawyer, a certified public accountant, a finance professor, an institutional portfolio manager, and a research scientist.
The current board is composed of one insider (Chairman and CEO John Sottile) who obviously cannot challenge himself, and four outsiders who owned 3,700 shares of Goldfield between them until one bought 40,000 shares at the end of last year after we told the company we might run.

Unlike most alternative board slates, we do not run with a fixed purpose such as selling the company or firing management. In fact, the five of us have disagreements about the best long-term strategy for the company. But all of us are committed only to shareholder value, all of us have large personal stakes in the company and all of us have the willingness and ability to help Goldfield thrive.
All of us believe the stock price should be much higher and are prepared to work hard to accomplish that.

We come to this job with creative energy, not rubber stamps. The Board cannot and should not involve itself in the day-to-day operations of the company. Its role is to ensure that the best possible management is in place with the right incentives and appropriate compensation, to subject all strategic issues to rigorous scrutiny to maximize shareholder value and to be ambassadors for the company in getting new business and investment. We submit that we are more qualified to play these roles than the current Board. We also pledge not to be anonymous directors. We will communicate with all shareholders, explaining Board actions and listening to suggestions. We will set clear public goals and show you report cards about how the company is doing.

The candidates:

Aaron Brown is a professor of Finance at Yeshiva
University and a long-time professional investor. He runs the Allied Owners Action Fund, a public mutual fund that is the largest institutional holder of Goldfield with 290,000 shares. He has invested professionally in small cap companies for 18 years and takes an active role in the companies he buys, both lobbying management and producing analysis for other institutional investors. Mr. Brown is 44 years old. He holds an undergraduate degree in Applied Mathematics from Harvard University and an
MBA in Finance from the University of Chicago.

Deborah Pastor is the portfolio manager for the Allied
Owners Action Fund. She is an expert in the trading and valuation of small cap value companies, and brings expertise and contacts to help make Goldfield stock attractive to major institutional investors. Ms. Pastor is 44 years old and married to Aaron Brown. She holds an undergraduate degree in Near Eastern Languages from Yale University and an MBA in Finance from the University of Chicago.

James S. Cocalis owns 50,000 shares of Goldfield in his own name, and almost 500,000 shares in family accounts.
He bought his first share of Goldfield stock over three years ago. He is a lawyer, licensed to practice in New Jersey, and a retired stockbroker from Prudential Securities. Mr.
Cocalis is 82 years old. His college career at Dartmouth was interrupted by service in World War II, after the war he graduated from Rutgers Law School.

Sam Rebotsky bought his first share of Goldfield in the late 1960's and has been actively following the company ever since. He currently owns 491,100 shares. He is a registered representative and specializes in analyzing, valuing and recommending microcap stocks. He is a certified public accountant and a member of the New York State Society of CPA's. He also has extensive experience in the areas of taxation and has worked for the IRS. Mr. Rebotsky also worked as assistant controller for a construction sub-contractor and has expertise in accounting and taxation issues for construction companies. He is 61 years old and graduated from City College in New York.

Moshe Rosen owns over 69,000 shares and has been an investor in Goldfield for almost twenty five years.
Currently retired, he was a Research Scientist for Columbia
Medical School, where he worked for twenty five years. He received his BS from City College in New York.

All director candidates pledge to do their best for all shareholders, not just the shareholders who vote for them.
Whatever preconceived ideas we have formed analyzing the company from the outside will be put aside if we are elected. We will study all information available to the board with open minds. If only some of us are elected, those directors will make every possible effort to work constructively with other directors. Although some of us have strained personal relations with John Sottile at the moment, we believe that can be overcome once the election is over. Everyone will respect the will of shareholders as expressed by their votes.

VOTING PROCEDURES

Even if you have already given a proxy to someone else, you still can cast your vote as I recommend by signing and returning the enclosed proxy. If you return this proxy to me and later change your mind before the meeting, you can revoke the proxy by notifying me in writing, notifying Goldfield in writing, executing a later proxy or attending the annual meeting and voting in person.

Most proxy cards allow you to specify certain votes, then give the holder discretion on other business that may come before the meeting. I am asking for complete discretion to vote your shares as I think best. The reason I ask for this power is that I expect Goldfield to make last-second changes in the election rules (they've already done so and could do it again). I need flexibility to counter that tactic. Also, Goldfield has cumulative voting. That means if I were to get, say, 35 percent of the proxies, I could allocate all the votes for two directors, say, Deborah and Sam. Goldfield's 65 percent could be allocated to give more than
17.5 percent of the vote to three directors, but not to four. So I would get to name two directors and Goldfield would get to name three. If I am constrained to vote the shares for all five of our candidates then we have a winner-take-all election. Whichever side gets more votes names all five directors. Most of what I want to accomplish is possible with minority representation on the board, so I don't want to risk it to go for broke.

On the other hand, I understand that some people will support me, but not want to trust me with unlimited discretion. I approve of that sort of caution in general, although I hope you can surmount it in this instance. But if you cannot, I will give you a chance to sign a traditional proxy card. Once Goldfield files its proxy statement
(around April 17 if it follows the pattern of previous years), I will know what business they have scheduled for votes and whatever rule changes they have adopted. You can also use the proxy card below, and cross off directors you do not wish to vote for. In that case I will allocate your votes as equally as possible (and use my discretion to the extent equality is not possible) among the remaining candidates.
You should be aware that I have reserved the right to vote for other nominees in the event one of the listed ones becomes unable or unwilling to serve, or if the Goldfield board changes the size of the board.

The advantage of signing this proxy card is that it may give me enough leverage to negotiate to avoid a contested election, or at least to agree on spending caps. That will save me a lot of money, it will cost about $150,000 just to mail proxy cards and statements to Goldfield's approximately 30,000 shareholders. It will also save Goldfield shareholders (including you and me) even more money. In similar fights, boards have spent between $500,000 and $1 million shareholder dollars to save their jobs. A company the size of Goldfield cannot afford that luxury. If the company and I can agree on a single shareholder mailing, splitting the costs, with candidates positioned side-by-side with equal space; the election will be much fairer and cheaper.

It is even possible that we can agree to split the board seats and avoid a contest entirely. I think this would be the best possible result for shareholders. But I have tried and failed to negotiate this already. I would like to try again with a few million more proxies in my pocket. But be aware that this is a real proxy, not a bluff. You should not sign it unless you trust me to vote your shares for you.

SOLICITATION

Aaron Brown, through eRaider, is making this solicitation. Other people who might be considered participants are Martin Stoller (Aaron and Martin each own half of eRaider) and the nominees for the board. None of these people has any arrangement or understanding with any person with respect to (1) any future employment with Goldfield or (2) any future transaction to which Goldfield or any of its affiliates may be a party. None has ever been a party to any contract, arrangement or understanding with any person with respect to Goldfield or any of its securities. All of them intend to vote their shares of Common Stock in the same manner as Aaron Brown, although none of them has pledged to do so and they retain the freedom to act independently.

Proxies will be sought by mail, advertising, Internet, telephone and personal interview. I may request that brokers, nominees, fiduciaries and other custodians forward soliciting material to the beneficial owners of shares and reimburse those intermediaries for their expenses. eRaider will bear the costs of this solicitation. Although no precise estimate can be made at the present time, if we end up in a full-scale fight it could cost $200,000 or more. I intend to do the cheap stuff first, then evaluate my chances before authorizing expensive efforts. So far only routine office expenses have been incurred, with total value under $1,000. Neither eRaider nor anyone else will seek reimbursement for any expenses from Goldfield as I believe that shareholders should not have to pay for campaign expenses. Moreover, asking for reimbursement sets up a conflict of interest in which management can promise shareholder dollars to dissident shareholders.

THE PROXY

Please copy this proxy from the point labeled below to the end, print it off, sign it and mail it to me. Please email me to let me know you have done so. If you prefer, you can email me for a printed proxy to be mailed to you.

Aaron Brown
eRaider.com Inc.
PO Box 20170
Park West Station
New York, NY  10025
(212) 865-7023 voice
(212) 865-7042 fax
Aaron.Brown@PrivateerAM.com

COPY FROM HERE TO END TO PRINT PROXY

2001 ANNUAL MEETING OF SHAREHOLDERS

This proxy is solicited by eRaider.com Inc. for use at the Annual Meeting of Shareholders to be held in May 2001 and at any adjournment, postponement or rescheduling thereof. By signing this proxy, you revoke all prior proxies and appoint Aaron Brown as proxy, with full power of substitution, to vote according to his discretion at the Annual Meeting of Shareholders of Goldfield Corp to be held May 2001, and at any adjournment, postponement or rescheduling thereof, all shares of the Common Stock of Goldfield Corp registered in your name at the close of business on the date of record to be declared by the company.

If you wish to withhold votes for any of the nominees, draw a line through the name below. Your votes will be allocated as equally as possible among the remaining nominees, or other nominees in case some nominees become unable or unwilling to serve, or in case the Goldfield board changes the size of the board. To the extent an equal allocation is impossible, Aaron Brown will determine how to allocate the extra votes.

Aaron Brown / Deborah Pastor / James Cocalis / Sam
Rebotsky / Moshe Rosen

I give Aaron Brown full discretion to vote my shares as he deems best.

The undersigned revokes any prior proxies to vote the shares covered by this Proxy.

DATED: ___________________________, 2001

________________________________________________
Print Name

________________________________________________
Signature

________________________________________________
Title (for corporations, trustees, administrators or others signing for the beneficial owner)

If shares are held jointly:

________________________________________________
Co-Holder Print Name

________________________________________________
Co-Holder Signature

Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. Trustees, administrators and others signing for the beneficial owner should include their title and authority. Corporations and Partnerships should provide the full name of the entity and title of authorized person signing the proxy.